Exhibit 99.1
FOR RELEASE 6:30 A.M., Thursday, April 28, 2011

Investors:	Valerie Haertel (201) 269-5781 valerie_haertel@medco.com	Media:	Lowell Weiner (201) 269-6986 lowell_weiner@medco.com
Medco Delivers First-Quarter 2011 GAAP Diluted EPS of $0.80,
Up 19.4 Percent;
Diluted EPS Excluding All Intangible Amortization of $0.91, Up 19.7 Percent
Raises Midpoint of 2011 EPS Guidance Range
First-Quarter 2011 Highlights:
•	GAAP diluted earnings per share (EPS) increased 19.4 percent to $0.80 from $0.67 in first-quarter 2010

•	Diluted EPS, excluding all intangible amortization, increased 19.7 percent to $0.91 from $0.76 in first-quarter 2010

•	Total net revenues increased 4.3 percent to a record of over $17.0 billion

•	Gross margin increased 7.8 percent to $1.07 billion, representing a gross margin percentage of 6.3 percent, up 20 basis points from first-quarter 2010

•	EBITDA increased 6.9 percent to $734.2 million, and EBITDA per adjusted prescription increased 4.9 percent to $3.01

•	Mail-order prescriptions increased 1.8 percent to 27.7 million, including a 9.3 percent increase in generic volumes

•	Overall generic dispensing rate increased 3.4 percentage points to a record 73.1 percent

•	Specialty pharmacy revenues increased 14.9 percent to a record of $3.1 billion, with operating income achieving a record $120.6 million.
2011 Guidance:
•
Full-year 2011 GAAP diluted EPS guidance is increased and is now expected in the range of $3.59 to $3.69, representing growth of 14 to 17 percent over 2010. Prior 2011 guidance was in the range of $3.53 to $3.66, representing growth of 12 to 16 percent over 2010. This update reflects a narrowing of the previous GAAP diluted EPS guidance range to the high-end due to strengthened 2011 EPS performance, and an increase of $0.03 resulting from lower than expected 2011 full-year intangible amortization expense associated with the final purchase accounting valuation of the United BioSource Corp. (UBC) acquisition.

•
Full-year 2011 guidance for diluted EPS, excluding all intangible amortization, is narrowed to the high-end of previous guidance and is now expected in the range of $4.02 to $4.12, representing growth of 13 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9). This guidance improvement is due to strengthened 2011 EPS performance.

Medco First-Quarter 2011 Earnings, Page 2
FRANKLIN LAKES, N.J., April 28, 2011 —Medco Health Solutions, Inc. (NYSE: MHS) today reported first-quarter 2011 GAAP diluted EPS of $0.80, up 19.4 percent compared to $0.67 for the first quarter of 2010. Adjusting for all amortization of intangible assets, first-quarter 2011 diluted earnings per share increased 19.7 percent to $0.91, up from $0.76 in the first quarter of 2010.
“Our strong first-quarter earnings performance was driven by higher generic prescription volumes at mail, continued growth in our Accredo specialty business, growth in our Medicare PDP, the addition of UBC to our business portfolio, and recently installed new-named business wins — as well as our previously announced share repurchase program. As a result, we are improving our 2011 EPS guidance,” said Medco Chairman and Chief Executive Officer, David B. Snow Jr.
“We achieved record net revenues, and improved our profitability with lower-priced generics. In fact, despite no contributions from new generics in the quarter, generic volumes at mail increased 9.3 percent. Our recent UBC acquisition continues to fuel substantial incremental growth in our service revenues, which increased 57.5 percent over first-quarter 2010.
“While it is still very early in the 2012 selling season, we are pleased with our number of early new-named client wins and renewals. We are confident in our differentiated services and competitive positioning in the marketplace. Our 2011 client retention rate remains at over 99 percent, a result of our focus on superior client service and the value that we consistently deliver through our advanced clinical pharmacy model,” added Snow.
First-Quarter Financial and Operational Results
Medco reported record first-quarter 2011 net revenues exceeding $17.0 billion, representing a 4.3 percent increase over first-quarter 2010 — primarily the result of contributions from new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. This performance includes service revenue growth of 57.5 percent, reflecting record revenues of $357.8 million compared to $227.2 million in first-quarter 2010, associated with the UBC acquisition and growth in Medco’s client service offerings across the company.
Medco’s generic dispensing rate increased 3.4 percentage points from first-quarter 2010 to a record 73.1 percent. The mail-order generic dispensing rate increased 4.5 percentage points to a record 63.8 percent, while the retail generic dispensing rate increased 3.3 percentage points to a record 74.7 percent. The year-over-year improvement in the overall generic dispensing rate drove record incremental savings of approximately $1.1 billion for Medco’s clients and members in the quarter. This is meaningful in a quarter where there were no contributions from new generics.
Total prescription volume, adjusting for the difference in days supply between mail-order and retail amounted to 244.3 million, an increase of 2.1 percent over first-quarter 2010. Mail-order prescription volume increased 1.8 percent to 27.7 million. Importantly, generic mail-order prescription volumes increased 9.3 percent to a record 17.7 million, while brand-name mail-order prescription volumes decreased 9.1 percent to 10.0 million in the first quarter of 2011.
Retail prescription volumes increased 2.5 percent over first-quarter 2010, reaching a record of 162.0 million. The first-quarter 2011 adjusted mail-order penetration rate was 33.7 percent compared to 33.9 percent in the first quarter of 2010.
Total gross margin for first-quarter 2011 reached $1.07 billion, representing a 7.8 percent increase over first-quarter 2010. The total gross margin percentage increased 20 basis points to 6.3 percent from 6.1 percent in the first quarter of 2010, primarily reflecting the strong first-quarter 2011 generic mail-order prescription volume and growth in service margin, as well as the planned positive margin component associated with changes to the employee postretirement healthcare benefit plan mentioned on Medco’s fourth quarter earnings call.

Medco First-Quarter 2011 Earnings, Page 3
Total selling, general and administrative (SG&A) expenses of $387.1 million increased 10.4 percent, or $36.5 million, from first-quarter 2010, largely reflecting increased expenses associated with the recently-acquired UBC business.
Earnings Before Interest Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached $734.2 million, an increase of 6.9 percent, or $47.7 million, over the same period last year. EBITDA per adjusted prescription for first-quarter 2011 reached $3.01, up 4.9 percent from $2.87 in the first quarter of 2010 (please see Table 6).
Total interest and other (income) expense, net, of $54.2 million in first-quarter 2011 reflects an increase of $14.9 million compared to the same period in 2010, primarily attributable to higher debt levels from the $1.0 billion senior notes issuance in September 2010, which was associated with the acquisition of UBC.
Income before the provision for income taxes for the first quarter increased 4.4 percent to $555.8 million, compared to $532.3 million for the first quarter of 2010.
The first-quarter 2011 effective tax rate was 40.1 percent compared to 39.8 percent in first-quarter 2010. We expect the full-year 2011 effective tax rate to be fairly consistent with full-year 2010.
Net income increased 3.9 percent over the same quarter last year to $333.1 million.
Specialty Pharmacy
For first-quarter 2011, revenues for Accredo Health Group grew 14.9 percent to a record of $3.1 billion. This strong performance primarily reflects the contributions from increased volumes and growth across the specialty business.
The Accredo first-quarter 2011 gross margin percentage of 6.6 percent compares to 7.1 percent for first-quarter 2010, while increasing sequentially over the 6.5 percent reported for fourth-quarter 2010, reflecting the changes in product, channel and new-client mix that were experienced as 2010 progressed. Accredo’s operating income for first-quarter 2011 grew 13.2 percent to a record $120.6 million.
Share Repurchase Programs
During the first quarter of 2011, Medco repurchased 13.5 million shares at a cost of $836.6 million, representing an average cost per-share of $62.20 — through the pre-authorized trading plan. Of these repurchases, 6.4 million shares have been repurchased at a total cost of $400 million under the new $3.0 billion plan authorized by Medco’s Board of Directors on Feb. 2, 2011.
Medco intends to repurchase additional shares in the remaining three quarters of 2011, and still expects to invest approximately $2 billion in share repurchases during full-year 2011.
Raises Midpoint of 2011 EPS Guidance Range
Medco increased its full-year 2011 GAAP diluted EPS guidance to the range of $3.59 to $3.69, representing growth of 14 to 17 percent over 2010. This reflects a narrowing of the previous guidance range to the high-end due to strengthened 2011 EPS performance, and a $0.03 increase resulting from lower than expected 2011 full-year intangible amortization expense associated with the final purchase accounting valuation of UBC.

Medco First-Quarter 2011 Earnings, Page 4
Full-year 2011 guidance for diluted EPS, excluding all intangible amortization, is narrowed to the high-end of previous guidance and is now expected in the range of $4.02 to $4.12, representing growth of 13 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9). This guidance improvement is due to strengthened 2011 EPS performance. As previously noted, this new non-GAAP diluted EPS measure (“pure cash EPS”) is being used commencing in 2011 in order to make it easier for readers of the financial statements to reconcile to GAAP diluted EPS and to enhance comparability in non-GAAP reporting with our industry peers.
Richard Rubino, chief financial officer added, “Building upon a strong first quarter, we now believe that we will experience sequential EPS growth in the second-quarter beyond the $0.91 pure cash EPS results from this quarter, and we expect sequential growth in every quarter throughout 2011. We remain committed to our plan to repurchase approximately $2 billion in shares in 2011, and continue to expect a $0.03 EPS benefit in December 2011 alone from the availability of generic Lipitor.”
Use of Non-GAAP Measures
Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data, as measured under U.S. generally accepted accounting principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.
EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
Medco uses diluted earnings per share, excluding all intangible amortization, as a supplemental measure of operating performance. Medco believes that diluted earnings per share, excluding all intangible amortization, is a valuable supplemental measurement tool used by analysts and investors to compare our overall operating performance with our industry peers.
Conference Call
Management will hold a conference call to review Medco’s financial results and operating outlook on April 28, 2011 at 8:30 a.m. ET.
To access the live conference call via telephone:
Dial in: (800) 949-5383 from inside the U.S., or (706) 679-3440 from outside the U.S.

Medco First-Quarter 2011 Earnings, Page 5
To access the live webcast:
Visit the Investor Relations section at www.medcohealth.com/investor.
For a replay of the call:
A replay of the call will be available after the event on April 28, 2011 through May 12, 2011. Dial in: (800) 642-1687 from inside the U.S., or (706) 645-9291 from outside the U.S. Please use passcode 59704342.
About Medco
Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for more than 65 million members.
With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2010 revenues of $66 billion, Medco ranks 35th on the Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.
For more information, go to http://www.medcohealth.com.
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.
•	Competition in the PBM, specialty pharmacy and broader healthcare industry is intense and could impair our ability to attract and retain clients;

•
Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;

•
If we or our suppliers fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;

•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;

Medco First-Quarter 2011 Earnings, Page 6
•
From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•
New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;

•
Our Specialty Pharmacy business is dependent on our relationships with a limited number of suppliers and our clinical research services are dependent on our relationships with a limited number of clients. As such, the loss of one or more of these relationships, or limitations on our ability to provide services to these suppliers or clients, could significantly impact our ability to sustain and/or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•
Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased billing, cash application and credit risks. Additionally, current economic conditions may expose us to increased credit risk;

•	Changes in reimbursement, including reimbursement for durable medical equipment, could negatively affect our revenues and profits;

•
Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market, including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

•
Demand for our clinical research services depends on the willingness of companies in the pharmaceutical and biotechnology industries to continue to outsource clinical development and on our reputation for independent, high-quality scientific research and evidence development;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;

•	We may be subject to liability claims for damages and other expenses not covered by insurance;

•
The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;

•
Business process and technology infrastructure improvements associated with our agile enterprise initiative may not be successfully or timely implemented or may fail to operate as designed and intended, causing the Company’s performance to suffer;

•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	We are subject to certain risks associated with our international operations; and

•
Anti-takeover provisions of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

Medco First-Quarter 2011 Earnings, Page 7
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In millions, except for per share data)
Table 1.

	Quarters Ended
	March 26,	March 27,
	2011	2010

Product net revenues (Includes retail co-payments of $2,513 for 2011, and $2,471 for 2010)	$16,661.8	$16,083.7
Service revenues	357.8	227.2

Total net revenues	17,019.6	16,310.9

Cost of operations:
Cost of product net revenues (Includes retail co-payments of $2,513 for 2011, and $2,471 for 2010)	15,828.9	15,253.6
Cost of service revenues	120.4	64.6

Total cost of revenues	15,949.3	15,318.2
Selling, general and administrative expenses	387.1	350.6
Amortization of intangibles	73.2	70.5
Interest expense	51.9	40.7
Interest (income) and other (income) expense, net	2.3	(1.4)

Total costs and expenses	16,463.8	15,778.6

Income before provision for income taxes	555.8	532.3
Provision for income taxes	222.7	211.8

Net income	$333.1	$320.5

Basic weighted average shares outstanding	405.5	467.7
Basic earnings per share	$0.82	$0.69

Diluted weighted average shares outstanding	414.2	478.2
Diluted earnings per share	$0.80	$0.67

Medco First-Quarter 2011 Earnings, Page 8
Medco Health Solutions, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions)
Table 2.

	March 26,	December 25,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$127.1	$853.4
Short-term investments	44.0	56.7
Manufacturer accounts receivable, net	1,915.7	1,895.1
Client accounts receivable, net	2,322.7	2,553.1
Inventories, net	1,108.8	1,013.2
Prepaid expenses and other current assets	75.7	75.8
Deferred tax assets	239.8	238.4

Total current assets	5,833.8	6,685.7
Property and equipment, net	986.3	993.6
Goodwill	6,963.9	6,939.5
Intangible assets, net	2,354.5	2,409.8
Other noncurrent assets	72.7	68.7

Total assets	$16,211.2	$17,097.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$2,969.7	$3,495.4
Client rebates and guarantees payable	2,522.4	2,453.2
Accrued expenses and other current liabilities	886.9	910.2
Short-term debt	26.9	23.6

Total current liabilities	6,405.9	6,882.4
Long-term debt, net	5,001.6	5,003.6
Deferred tax liabilities	1,004.0	985.1
Other noncurrent liabilities	202.3	239.4

Total liabilities	12,613.8	13,110.5

Total stockholders’ equity	3,597.4	3,986.8

Total liabilities and stockholders’ equity	$16,211.2	$17,097.3

	March 26,	December 25,
	2011	2010
Balance Sheet Debt
Accounts receivable financing facility	$—	$—
Other short-term debt	26.9	23.6
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.8	498.7
6.125% senior notes due 2013, net of unamortized discount	299.3	299.2
2.75% senior notes due 2015, net of unamortized discount	499.8	499.8
7.125% senior notes due 2018, net of unamortized discount	1,190.4	1,190.1
4.125% senior notes due 2020, net of unamortized discount	498.9	498.9
Fair value of interest rate swap agreements	14.4	16.9

Total debt	$5,028.5	$5,027.2

Medco First-Quarter 2011 Earnings, Page 9
Medco Health Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In millions)
Table 3.

	Quarters Ended
	March 26,	March 27,
	2011	2010
Cash flows from operating activities:
Net income	$333.1	$320.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51.0	44.4
Amortization of intangibles	73.2	70.5
Deferred income taxes	(26.3)	(74.3)
Stock-based compensation on employee stock plans	40.3	37.3
Tax benefit on employee stock plans	45.8	52.7
Excess tax benefits from stock-based compensation arrangements	(17.9)	(27.5)
Other	0.6	32.1
Net changes in assets and liabilities (net of acquisition effects for 2010 only):
Manufacturer accounts receivable, net	(20.4)	(109.0)
Client accounts receivable, net	198.3	183.2
Income taxes receivable	0.4	173.5
Inventories, net	(94.8)	34.3
Prepaid expenses and other current assets	(0.3)	(5.8)
Other noncurrent assets	(8.2)	(7.9)
Claims and other accounts payable	(527.6)	(666.2)
Client rebates and guarantees payable	69.2	166.3
Accrued expenses and other current and noncurrent liabilities	(22.4)	76.2

Net cash provided by operating activities	94.0	300.3

Cash flows from investing activities:
Capital expenditures	(44.5)	(42.6)
Purchases of securities and other assets	(2.5)	(19.5)
Acquisitions of businesses, net of cash acquired	—	(19.4)
Proceeds from sale of securities and other investments	12.7	16.7

Net cash used by investing activities	(34.3)	(64.8)

Cash flows from financing activities:
Proceeds from revolving credit facility	3,612.2	—
Repayments on revolving credit facility	(3,612.2)	—
Proceeds from accounts receivable financing facility and other	253.3	5.3
Repayments under accounts receivable financing facility	(250.0)	—
Purchases of treasury stock	(836.6)	(1,229.9)
Excess tax benefits from stock-based compensation arrangements	17.9	27.5
Net proceeds (payments) from employee stock plans	29.4	(4.5)

Net cash used by financing activities	(786.0)	(1,201.6)

Net decrease in cash and cash equivalents	(726.3)	(966.1)
Cash and cash equivalents at beginning of period	853.4	2,528.2

Cash and cash equivalents at end of period	$127.1	$1,562.1

Medco First-Quarter 2011 Earnings, Page 10
Medco Health Solutions, Inc.
Consolidated Income Statement Results
(Unaudited)
(In millions)
Table 4.

	Quarter Ended			Quarter Ended
	March 26,			March 27,
	2011(1)	Variance		2010
Consolidated income statement results
Retail product revenues (2)	$10,297.8	$262.1	2.6%	$10,035.7
Mail-order product revenues	6,364.0	316.0	5.2%	6,048.0

Total product net revenues (2)	16,661.8	578.1	3.6%	16,083.7

Client and other service revenues	234.3	45.6	24.2%	188.7
Manufacturer service revenues	123.5	85.0	N/M *	38.5

Total service revenues	357.8	130.6	57.5%	227.2

Total net revenues (2)	17,019.6	708.7	4.3%	16,310.9

Cost of product net revenues (2)	15,828.9	575.3	3.8%	15,253.6
Cost of service revenues	120.4	55.8	86.4%	64.6

Total cost of revenues (2)	15,949.3	631.1	4.1%	15,318.2
Selling, general and administrative expenses	387.1	36.5	10.4%	350.6
Amortization of intangibles	73.2	2.7	3.8%	70.5
Interest expense	51.9	11.2	27.5%	40.7
Interest (income) and other (income) expense, net	2.3	3.7	N/M *	(1.4)

Income before provision for income taxes	555.8	23.5	4.4%	532.3
Provision for income taxes	222.7	10.9	5.1%	211.8
Net Income

	$333.1	$12.6	3.9%	$320.5

Diluted earnings per share
Weighted average shares outstanding	414.2	(64.0)	-13.4%	478.2
Earnings per share	$0.80	$0.13	19.4%	$0.67

Earnings per share, excluding all intangible amortization (3)	$0.91	$0.15	19.7%	$0.76

Gross margin (4)
Product	$832.9	$2.8	0.3%	$830.1
Product gross margin percentage	5.0%	-0.2%		5.2%
Service	$237.4	$74.8	46.0%	$162.6
Service gross margin percentage	66.3%	-5.3%		71.6%
Total	$1,070.3	$77.6	7.8%	$992.7
Total gross margin percentage	6.3%	0.2%		6.1%

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)	Includes retail co-payments of $2,513 million for the first quarter of 2011 and $2,471 million for the first quarter of 2010.

(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding all intangible amortization.

(4)	Represents total net revenues minus total cost of revenues.

*	Not meaningful

Medco First-Quarter 2011 Earnings, Page 11
Medco Health Solutions, Inc.
Consolidated Selected Information
(Unaudited)
(In millions)
Table 5.

	Quarter Ended			Quarter Ended
	March 26,			March 27,
	2011(1)	Variance		2010
Volume Information
Generic mail-order prescriptions	17.7	1.5	9.3%	16.2
Brand mail-order prescriptions	10.0	(1.0)	-9.1%	11.0

Total mail-order prescriptions	27.7	0.5	1.8%	27.2
Retail prescriptions	162.0	3.9	2.5%	158.1

Total prescriptions	189.7	4.4	2.4%	185.3

Adjusted prescriptions (2)	244.3	5.1	2.1%	239.2
Adjusted mail-order penetration (3)	33.7%	-0.2%		33.9%

Generic Dispensing Rate Information
Retail generic dispensing rate	74.7%	3.3%		71.4%
Mail-order generic dispensing rate	63.8%	4.5%		59.3%
Overall generic dispensing rate	73.1%	3.4%		69.7%

Manufacturer Rebate Information
Rebates earned	$1,502	$50	3.4%	$1,452
Percent of rebates retained	11.6%	-0.5%		12.1%

Depreciation Information
Cost of revenues depreciation	$16.7	$4.3	34.7%	$12.4
SG&A expenses depreciation	34.3	2.3	7.2%	32.0

Total depreciation	$51.0	$6.6	14.9%	$44.4

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)
Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

(3)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

Medco First-Quarter 2011 Earnings, Page 12
Medco Health Solutions, Inc.
Consolidated EBITDA
(Unaudited)
(In millions, except for EBITDA per adjusted prescription data)
Table 6.

	Quarters Ended
	March 26,	March 27,
	2011(1)	2010
EBITDA Reconciliation:
Net income	$333.1	$320.5
Add:
Interest expense	51.9	40.7
Interest (income) and other (income) expense, net	2.3	(1.4)
Provision for income taxes	222.7	211.8
Depreciation expense	51.0	44.4
Amortization expense	73.2	70.5

EBITDA	$734.2	$686.5

Adjusted prescriptions (2)	244.3	239.2

EBITDA per adjusted prescription	$3.01	$2.87

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.

(2)
Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco First-Quarter 2011 Earnings, Page 13
Medco Health Solutions, Inc.
Accredo Health Group (Specialty Pharmacy) Segment Results
(Unaudited)
(In millions)
Table 7.

	Quarter Ended			Quarter Ended
	March 26,			March 27,
	2011	Variance		2010
Specialty Pharmacy:
Product net revenues	$3,056.7	$403.4	15.2%	$2,653.3
Service revenues	17.8	(5.2)	-22.6%	23.0

Total net revenues	3,074.5	398.2	14.9%	2,676.3
Total cost of revenues	2,873.0	385.8	15.5%	2,487.2
Selling, general and administrative expenses	70.4	(1.5)	-2.1%	71.9
Amortization of intangibles	10.5	(0.2)	-1.9%	10.7

Operating Income	$120.6	$14.1	13.2%	$106.5

Gross Margin (1)	$201.5	$12.4	6.6%	$189.1
Gross margin percentage	6.6%	-0.5%		7.1%

(1)	Represents total net revenues minus total cost of revenues.
Medco Health Solutions, Inc.
Earnings Per Share Reconciliation
(Unaudited)
Table 8.

	Quarters Ended
	March 26,	March 27,
	2011	2010
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.80	$0.67
Adjustment for the amortization of intangible assets (1)	0.11	0.09

Diluted earnings per share, excluding all intangible amortization	$0.91	$0.76

(1)	This adjustment represents the per-share effect of all intangible amortization.

Medco First-Quarter 2011 Earnings, Page 14
Medco Health Solutions, Inc.
Guidance Information
(Unaudited)
Table 9.

	Full Year Ended	Previous Guidance Full Year Ended		Current Guidance Full Year Ended
	December 25, 2010	December 31, 2011		December 31, 2011
	Actual	Low End	High End	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$3.16	$3.53	$3.66	$3.59	$3.69
Adjustment for the amortization of intangible assets (1)	0.39	0.46	0.46	0.43	0.43

Diluted earnings per share, excluding all intangible amortization	$3.55	$3.99	$4.12	$4.02	$4.12

Diluted earnings per share growth over prior year		12%	16%	14%	17%
Diluted earnings per share growth over prior year, excluding all intangible amortization		12%	16%	13%	16%

(1)	This adjustment represents the per-share effect of all intangible amortization.